As filed with the Securities and Exchange Commission on July 31, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROOKFIELD RENEWABLE CORPORATION

(Exact name of Registrant as specified in its charter)

British Columbia, Canada

(State or other jurisdiction of incorporation or organization)

Not Applicable

(IRS Employer Identification Numbers)

Brookfield Renewable Corporation

250 Vesey Street, 15th Floor

New York, New York 10281-1023

(212) 417-7000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

TerraForm Power, Inc. 2018 Amended and Restated Long-Term Incentive Plan

(Full title of plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service of the Registrant)

Copies to:

Karrin Powys-Lybbe, Esq. Mile T. Kurta, Esq. Torys LLP 1114 Avenue of the Americas, 23rd Floor New York, New York 10036 (212) 880-6000	Richard Hall, Esq. David J. Perkins, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eight Avenue New York, New York 10019 (212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee(4)
Class A Exchangeable Subordinate Voting Shares of Brookfield Renewable Corporation	121,506	N/A	$5,221,112.82	$677.70

(1)

This Registration Statement on Form S-8 (this “Registration Statement”) covers the issuance of an aggregate of 121,506 class A exchangeable subordinate voting shares, no par value (“BEPC Exchangeable Shares”), of Brookfield Renewable Corporation (“BEPC” or the “Registrant”). These BEPC Exchangeable Shares are reserved under the Plan (as defined below) and underlie stock-based awards of TerraForm Power, Inc., a Delaware corporation (“TERP”), that were converted into stock-based awards of BEPC in connection with the TERP Acquisition (as defined in the Explanatory Note below).

(2)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of BEPC Exchangeable Shares that may become issuable under the Plan (as defined below) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding BEPC Exchangeable Shares.

(3)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(h) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the BEPC Exchangeable Shares was calculated based on the average of the high and low prices per share reported on the New York Stock Exchange on July 30, 2020, or $42.97.

(4)

Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $129.80 per $1,000,000 of the maximum aggregate price. Pursuant to Rule 457(p) promulgated under the Securities Act, $677.70 of the registration fee due is offset by the registration fee previously paid by BEPC and BEP (out of the total registration fee of $188,615.15 paid in connection with the registration of (x) BEPC Exchangeable Shares and BEP Units (as defined below) issued pursuant to the TERP Acquisition (as defined below) and (y) BEP Units issuable upon exchange, redemption or purchase of such issued BEPC Exchangeable Shares) in connection with the registration of 121,506 BEPC Exchangeable Shares registered on Form F-1/F-4 (File Nos. 333-234614 and 234614-01), as amended, initially filed by BEPC and Brookfield Renewable Partners L.P. (“BEP”) on Form F-1 on November 8, 2019 (the “Form F-1/F-4”), with respect to (i) which no BEPC Exchangeable Shares were issued and sold and (ii) which are issuable pursuant to stock-based awards under the TerraForm Power, Inc. 2018 Amended and Restated Long-Term Incentive Plan (the “Plan”) that were assumed by BEPC upon completion of the TERP Acquisition as described in the Explanatory Note below. Accordingly, no registration fee is owed in connection with this registration statement.

EXPLANATORY NOTE

On July 31, 2020 (the “Closing Date”), pursuant to the Agreement and Plan of Reorganization, dated as of March 16, 2020 (the “Reorganization Agreement”), among BEP, BEPC, 2252876 Alberta ULC, an unlimited liability corporation incorporated under the laws of Alberta and a wholly owned direct subsidiary of BEP (“Acquisition Sub”), TERP and TerraForm Power NY Holdings, Inc., a newly formed New York corporation and a wholly owned direct subsidiary of TERP (“TERP New York”), BEP, through Acquisition Sub and BEPC, acquired all of the outstanding shares of class A common stock of TERP (“TERP Common Stock”) not held by the Brookfield Stockholders (as defined below) (such shares, the “Public TERP Shares”) through a series of transactions that include the Reincorporation Merger and the Share Exchange (each as defined below). Pursuant to the Reorganization Agreement and that certain Plan of Merger, dated as of March 16, 2020 (the “Plan of Merger”) by and between TERP and TERP New York, at the effective time of the Reincorporation Merger (the “Reincorporation Effective Time”), TERP merged with and into TERP New York, with TERP New York as the surviving corporation of such merger (the “Reincorporation Merger”), and (i) BBHC Orion Holdco L.P. and Orion U.S. Holdings 1 L.P. (collectively, the “Brookfield Stockholders”), each an affiliate of BEP, received shares of TERP New York class A common stock, par value $0.01, (ii) holders of Public TERP Shares (the “Unaffiliated TERP Stockholders”) who did not elect to receive non-voting limited partnership units of BEP (the “BEP Units”) received shares of TerraForm New York class B common stock, par value $0.01, and (iii) Unaffiliated TERP Stockholders who elected to receive BEP Units received shares of TerraForm New York class C common stock, par value $0.01. Immediately thereafter, at the effective time of the Share Exchange (the “Exchange Effective Time”), (i) pursuant to a binding share exchange, BEPC acquired each share of TerraForm New York class B common stock issued and outstanding after the Reincorporation Effective Time in exchange for the right to receive BEPC Exchangeable Shares and cash in lieu of fractional BEPC Exchangeable Shares (the “BEPC Share Exchange”) and (ii) pursuant to a binding share exchange, Acquisition Sub acquired each share of TerraForm New York class C common stock issued and outstanding after the Reincorporation Effective Time in exchange for the right to receive BEP Units and cash in lieu of fractional BEP Units (the “BEP Share Exchange”, and together with the BEPC Share Exchange, the “Share Exchange” and, together with the Reincorporation Merger, the “TERP Acquisition”).

In addition, at the Reincorporation Effective Time, each outstanding TERP restricted stock unit award (“TERP RSUs”) granted pursuant to the Plan was converted into a time-based restricted stock unit of TERP New York (“TERP New York RSU”), on a one-for-one basis. At the Exchange Effective Time, each outstanding TERP New York RSU was converted into a time-based restricted stock unit of BEPC (“BEPC RSU”) with respect to a number of BEPC Exchangeable Shares (with any fractional shares rounded down to the nearest whole share) equal to the product of (1) the number of shares of TERP New York common stock subject to such TERP New York RSU immediately prior to the Exchange Effective Time and (2) the Adjusted Exchange Ratio (as defined below). The “Adjusted Exchange Ratio” is equal to 0.47625, which is the product of (x) 0.381 (which is the agreed upon exchange ratio pursuant to the Reorganization Agreement) multiplied by (y) the sum of (i) 0.25 (which is the number of BEPC Exchangeable Shares distributed with respect to each BEP Unit upon the consummation of the special distribution) and (ii) one. Such BEPC RSUs are subject to substantially the same terms and conditions as were applicable to the TERP RSUs (except that the form of payment upon vesting will be in BEPC Exchangeable Shares). Upon completion of the TERP Acquisition, BEPC assumed sponsorship of the Plan.

As a result, this Registration Statement is filed by BEPC for the purpose of registering 121,506 BEPC Exchangeable Shares reserved and available for issuance under the Plan in respect of the BEPC RSUs.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I with respect to the Plan will be sent or given to employees participating in the Plan as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

•

BEPC’s and BEP’s prospectus relating to the special distribution filed with the SEC pursuant to Rule 424(b)(3) under the Securities Act on June 29, 2020 in connection with BEPC’s and BEP’s Registration Statement on Form F-1/F-4 (File Nos. 333-234614 and 234614-01);

•

The description of the BEPC Exchangeable Shares contained in the Registration Statement on Form 8-A (File No. 001-39355) filed by BEPC with the SEC on June 29, 2020, which incorporates by reference Amendment No. 6 to Form F-1 on Form F-1/F-4 Registration Statement (File No. 333-234614), filed with the SEC on June 25, 2020 and as amended thereafter.

All reports and other documents subsequently filed by BEPC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Reports on Form 6-K that BEPC furnishes to the SEC will only be deemed incorporated by reference into this Registration Statement if such Report on Form 6-K so states that it is incorporated by reference herein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Articles

Under the articles of BEPC, BEPC will, to the fullest extent permitted by law, indemnify any present or former director or officer of BEPC (or a person serving as a director, officer, trustee, employee or agent of another corporation), who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action while acting in such capacity, for all liability and loss suffered (including, without limitation, any judgments, fines, or penalties and amounts paid in settlement) and expenses (including attorneys’ fees and disbursements), actually and reasonably incurred. BEPC may enter into agreements with any such person to provide such indemnification. The right to indemnification includes the right to be paid by BEPC the expenses (including attorneys’ fees) incurred by such person in defending any such proceeding in advance of its final disposition, such that the advances are paid by BEPC within sixty (60) days after the receipt by BEPC of a statement or statements from the claimant requesting such advance or advances from time to time (and subject to filing a written request for indemnification pursuant to the articles).

BEPC will not indemnify any present or former director or officer of BEPC for acts of bad faith, fraud, willful misfeasance, gross negligence, knowing violation of law or reckless disregard of the director’s duties or for any act for which indemnification is specifically prohibited under the Business Corporations Act (British Columbia) (“BCBCA”).

Insurance

BEPC has the benefit of insurance coverage under which the directors of BEPC are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors by reason of any acts or omissions covered under the policy in their respective capacities as directors of BEPC, including certain liabilities under securities laws.

BEP Master Services Agreement

Under BEP’s existing master services agreement, which was amended in connection with the completion of the special distribution to include BEPC as a service recipient (the “BEP Master Services Agreement”), the Service Providers (as defined in the BEP Master Services Agreement) have not assumed and will not assume any responsibility other than to provide or arrange for the provision of the services called for thereunder in good faith and will not be responsible for any action that the service recipients take in following or declining to follow the advice or recommendations of the Service Providers. The Service Providers have agreed to indemnify each of the service recipients and their affiliates, and their directors, officers, agents, members, partners, shareholders, employees and other representatives to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) resulting from the Service Providers’ bad faith, fraud, willful misconduct, gross negligence and, in the case of a criminal matter, conduct undertaken with the knowledge that the conduct was unlawful. The maximum amount of the aggregate liability of the Service Providers and their affiliates, the directors, officers, employees, contractors, agents, advisers and other representatives of the Service Providers and their affiliates, will be equal to the amounts previously paid in respect of services pursuant to the BEP Master Services Agreement or any other agreement or arrangement contemplated by the BEP Master Services Agreement in the two most recent calendar years by the service recipients. The service recipients have also agreed to indemnify each of the Service Providers, Brookfield Asset Management Inc. and their directors, officers, agents, subcontractors, delegates, members, partners, shareholders and employees to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred by an indemnified person or threatened in connection with BEPC’s respective businesses, investments and activities or in respect of or arising from the BEP Master Services Agreement or the services provided by the Service Providers, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud, willful misconduct gross negligence, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under the BEP Master Services Agreement, to the fullest extent permitted by law, the indemnified persons will not be liable to the service recipients except for conduct that involved bad faith, fraud, willful misconduct, gross negligence or in the case of a criminal matter, conduct that the indemnified person knew to have been unlawful.

BCBCA

Under the BCBCA, BEPC may indemnify a present or former director or officer or a person who acts or acted at BEPC’s request as a director or officer of an associated corporation, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, regulatory action, investigative or other proceeding in which he or she is involved by reason of being or having been a director or officer of BEPC or such other entity and provided that the director or officer acted honestly and in good faith with a view to the best interests of BEPC or the or the associated corporation, as the case may be, and, in the case of a criminal, administrative, regulatory, or investigative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of BEPC or such other entity to procure a judgment in its favor only with court approval. A director or officer is entitled to indemnification from BEPC as a matter of right if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth above.

***

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits have been filed or incorporated by reference as part of this Registration Statement on Form S-8:

4.1(1)	Articles of Brookfield Renewable Corporation.

4.2	Rights Agreement, by and between Brookfield Asset Management Inc. and Wilmington Trust, National Association.

4.3	TerraForm Power, Inc. 2018 Amended and Restated Long-Term Incentive Plan.

5.1	Opinion of McMillan LLP with respect to certain matters of Canadian Law.

23.1	Consent of McMillan LLP (included in 5.1 above).

23.2	Consent of Ernst & Young LLP, with respect to (i) Brookfield Renewable Partners L.P.’s financial statements as of December 31, 2019 and 2018, and for each of the years in the three year period ended December 31, 2019, (ii) the combined carve-out financial statements of the United States, Colombian, and Brazilian operations of Brookfield Renewable Partners L.P. as of December 31, 2019 and 2018, and for each of the years in the three year period ended December 31, 2019, and (iii) the financial statements of Brookfield Renewable Corporation as at December 31, 2019 and for the period from September 9, 2019 until December 31, 2019.

23.3	Consent of KPMG LLP, with respect to the TerraForm Power Inc. Financial Statements for the year ended December 31, 2017.

23.4	Consent of Ernst & Young LLP, with respect to TerraForm Power Inc. Financial Statements as of and for the two years ended December 31, 2019 and 2018.

23.5	Consent of Deloitte, S.L., with respect to TERP Spanish HoldCo, S.L. as of December 31, 2018 and for the period from June 12, 2018 to December 31, 2018.

24.1	Powers of Attorney (included in the signature pages hereto).

(1)	Filed as an exhibit to Form 6-K of Brookfield Renewable Corporation, as filed on July 29, 2020, and incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES OF BROOKFIELD RENEWABLE CORPORATION

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Ontario, Canada on July 31, 2020.

BROOKFIELD RENEWABLE CORPORATION

By:	/s/ Jennifer Mazin
Name: Jennifer Mazin Title: General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sachin Shah, Wyatt Hartley and Jennifer Mazin, and each of them, as attorneys-in-fact and agents with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of 1933, as amended, of class A subordinate voting shares of the Registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the registration statement on Form S-8 to be filed with the Securities and Exchange Commission with respect to such class A subordinate voting shares, to any and all amendments or supplements to such registration statement, whether such amendments or supplements are filed before or after the effective date of such registration statement, to any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to any and all instruments or documents filed as part of or in connection with such registration statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such registration statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on July 31, 2020.

Signature	Title

/s/ Sachin Shah Sachin Shah	Chief Executive Officer (Principal Executive Officer)

/s/ Wyatt Hartley Wyatt Hartley	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Jeffrey Blidner Jeffrey Blidner	Director

/s/ Nancy Dorn Nancy Dorn	Director

Signature	Title

/s/ Eleazar de Carvalho Filho Eleazar de Carvalho Filho	Director

/s/ David Mann David Mann	Director

/s/ Lou Maroun Lou Maroun	Director

/s/ Stephen Westwell Stephen Westwell	Director

/s/ Patricia Zuccotti Patricia Zuccotti	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the undersigned, solely in its capacity as the Registrant’s duly authorized representative in the United States, on July 31, 2020.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative